ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20110707719-15
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/30/2011 6:25 AM
	Entity Number E0445372010-6

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Deploy Technologies, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3. [see continuation sheet attached]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 29,000,000 shares

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer David A. Eppert, Persident

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Deploy Technologies, Inc.
Articles of Amendment
September 29, 2011
Continuation Sheet

Article 3. Authorized Stock: The classes and number of shares of capital stock the Corporation is authorized to issue are:

1. One Hundred Million (100,000,000) shares of common stock, par value $0.0001 per share; and

2. Two Million Nine Hundred Thousand (2,900,000) shares designated "Class A Preferred Stock", each share of which shall have the following voting powers, designations, preferences, limitations, restrictions and relative rights:

- Ten votes per share *in pari passu* with shares of common stock on all matters presented to the holders of the Corporation's equity securities for vote or approval;

- A right to receive dividends when, as and if declared by the board of directors, *in pari passu* with each share of common stock with the amount of such dividend determined by multiplying the dividend per share of common stock by ten;

- A right to receive distributions, whether or not in liquidation, *In pari passu* with each share of common stock with the amount of such distribution determined by multiplying the distribution per share of common stock by ten;

- Conversion into ten shares of common stock at the election of the Corporation or of the holder any time after two years of the date of issuance.